Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. EXPECTS DOMESTIC COKE PRODUCTION OF

1,056 THOUSAND TONS IN FOURTH QUARTER 2013

•	Full year 2013 domestic coke production is projected to be 4,269 thousand tons versus 4,342 thousand tons in 2012

Lisle, IL (January 7, 2014) – SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter 2013 domestic coke production is expected to be 1,056 thousand tons, down an estimated 26 thousand tons versus the same prior year period. Full year coke 2013 production is expected to be 4,269 thousand tons, down approximately 73 thousand tons compared to 2012. The change in both periods reflects the significant refurbishment underway at our Indiana Harbor cokemaking facility, which resulted in lower production at this facility of 39 thousand tons and 106 thousand tons in the quarter and year, respectively. Offsetting this was higher production at our Jewell cokemaking facility in the quarter and higher production at Jewell, Middletown and Haverhill in the year.

Domestic capacity utilization in fourth quarter and full year 2013 is estimated to be 99 percent and 101 percent, respectively, as compared to 101 percent and 102 percent in the same respective prior year periods.

Preliminary Domestic Coke Production and Capacity Utilization
	For quarter ended December 31,		For year ended December 31,
(Coke production in thousands of tons)	2013(1)	2012	2013(1)	2012
Domestic Coke Production (2)	1,056	1,082	4,269	4,342
Capacity Utilization (percent)	99	101	101	102

(1)	Estimated
(2)	Includes estimated coke production attributable to SunCoke Energy Partners, L.P. of 289 thousand tons in fourth quarter 2013 and 1,163 thousand tons in full year 2013, compared to 288 thousand tons and 1,148 thousand tons for the same respective prior year periods

See exhibit at end of release for Domestic Coke Production schedule for the last four quarters.

SunCoke Energy, Inc.

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UPCOMING EVENTS

SunCoke Energy, Inc. tentatively plans to report fourth quarter 2013 financial results before market open and host an investor conference call at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) on Thursday, January 30, 2014. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com. Investors may also participate in this call by dialing 1-800-471-6718 in the U.S. and 1-630-691-2735 if outside the U.S., confirmation code 36415304.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Virginia, Indiana, Ohio and Illinois. Outside the U.S., we have cokemaking operations in Vitoria, Brazil and Odisha, India. Our coal mining operations, which have more than 110 million tons of proven and probable reserves, are located in Virginia and West Virginia. In addition, through our 58 percent ownership of SXCP, we have an interest in SXCP’s coal logistics business which have the collective capacity to blend and transload more than 30 million tons of coal annually. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting the Company, as well as uncertainties related to: pending or future litigation, legislation, or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses.

SunCoke Energy, Inc.

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Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of Company management, and upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Company. For information concerning these factors, see the Company’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on the Company’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc. Domestic Coke Production and Capacity Utilization
	Quarter ended December 31,		Quarter ended September 30,		Quarter ended June 30,		Quarter ended March 31,
(Coke production in thousands of tons)	2013*	2012	2013	2012	2013	2012	2013	2012
Domestic Coke Production	1,056	1,082	1,081	1,097	1,081	1,095	1,051	1,068
Capacity Utilization (percent)	99	101	101	103	102	104	101	101

*	Estimated